Filed Pursuant To Rule 433

Registration No. 333-209926

August 1, 2016

RE-APPRAISING STRATEGIC ALLOCATIONS TO GOLD For thousands of years gold has been one of the world’s most valuable metals, used as both a form of currency and an investment. Investors have traditionally used gold to help preserve wealth in times of market volatility or periods of high inflation and to diversify portfolios. Beginning in 2013, concerns surrounding rising interest rates and a strong US dollar put pressure on the price of gold, and many investors reassessed gold’s value and questioned how it should be used in portfolios going forward. We believe gold should be viewed… READ MORE GLD STATE STREET GLOBAL ADVISORS. SPDR State Street Global Markets. LLC serves as the marketing agent for GLD. IMPORTANT RISK INFORMATION

IMPORTANT RISK INFORMATION Investing in GLD® allows investors to take advantage of gold’s historical low correlation to stocks and bonds. Diversification does not ensure profit or guarantee against loss. There can be no assurance that a liquid market will be maintained for ETF shares. Investing in commodities entails significant risk and is not appropriate for all investors. Important information Relating to SPDR Gold Trust (“GLD”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 1-866-320-4053. Not FDIC Insured * No Bank Guarantee * May Lose Value IBG-20377 STATE STREET GLOBAL ADVISORS. SPDR® State Street Global Markets, LLC Serves as the marketing agent for GLD. CLOSE

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.